DIGITAL MUSIC CREATIONS, INC.

                    A Nevada Corporation







                         Exhibit 23

         Consents of Independent Public Accountants

James E. Slayton, CPA

3867 WEST MARKET
STREET SUITE 208
AKRON, OHIO 44333

To Whom It May Concern:                June 18, 1999

     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of June 18, 1999, on the Financial Statements of Digital Music Creations, Inc. from the inception date of September 29, 1998 through March 31, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,



/s/James E. Slayton,
CPA
Ohio License ID#
04-1-15582